EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


         Valley Bank, N.A. was on December 31, 1999 the 100%-owned subsidiary of the registrant, Valley Financial Corporation. Effective March 1, 2000 the Bank became known as Valley Bank as part of a conversion to a state charter.


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